Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Walt Disney Company for the registration of 3,039,892 shares of its common stock and to the incorporation by reference therein of our report dated August 13, 2018 with respect to the consolidated financial statements of Twenty-First Century Fox, Inc., included in The Walt Disney Company’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 27, 2019.

/s/ Ernst & Young LLP

New York, New York

March 27, 2019